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Exhibit 99.1

                          THE SPORTS CLUB COMPANY, INC.
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                                  News Release

For Immediate Release
                                  Contact: D. Michael Talla
                                  Chief Executive Officer
                                  The Sports Club Company, Inc.
                                  (310) 479-5200


                          THE SPORTS CLUB COMPANY, INC.
                         ADOPTS STOCKHOLDER RIGHTS PLAN


LOS ANGELES, CA (October 1, 1998) - The Sports Club Company, Inc. (AMEX: SCY) today announced that its Board of Directors has adopted a Stockholder Rights Plan designed to assure that all stockholders would receive fair treatment in any takeover of the Company. The Plan provides for the distribution of one Right for each share of the Company's Common Stock outstanding on October 6, 1998.

In making the announcement, D. Michael Talla, the Company's Chairman and Chief Executive Officer, stated: "The Rights are designed to enable the Board of Directors to act effectively on behalf of stockholders in response to any takeover bid. The Plan is not intended to prevent or discourage an offer for the Company that is commensurate with its value and is presented in a manner permitting full review and negotiation." Mr. Talla also noted that "the Company has not received any unsolicited acquisition proposal at this time."

The Rights Plan provides that in the event any person becomes (or commences a tender offer which would result in such person becoming) the beneficial owner of 15% or more of the Company's Common Stock, each Right (other than a Right held by the 15% stockholder) will be exercisable, on and after the close of business on the tenth business day following such event, to purchase shares of the Company having a market value equal to two times the then current exercise price (initially $20). Existing stockholders holding more than 15% of the outstanding Common Stock would not trigger the Rights unless such stockholders acquire beneficial ownership of additional shares. The Agreement further provides that if, on or after the occurrence of such event, the Company is merged into any other corporation or 50% or more of the Company's assets or earning power are sold, each Right (other than a Right held by the 15% stockholder) will be exercisable to purchase common stock of the acquiring corporation having a market value equal to two times the then current exercise price.



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The Rights expire on October 6, 2008 (unless previously triggered), and are subject to redemption by the Board of Directors at $.001 per Right at any time prior to the first date upon which they become exercisable.

The Company will provide stockholders with further details of the Rights Plan in a letter to be mailed in the next several weeks.

The Sports Club Company, Inc. operates upscale health and fitness clubs under the Sports Club and Spectrum Club names.

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